UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 23, 2015 (October 22, 2015)

Vince Holding Corp.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-36212	75-3264870
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

500 5th Avenue – 20th Floor New York, New York 10110		10110
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (212) 515-2600

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 22, 2015, the board of directors (the “Board”) of Vince Holding Corp. (the “Company”) approved the appointment of Brendan L. Hoffman to serve as the Chief Executive Officer of the Company, effective immediately.  Mark E. Brody, who was appointed the Interim Chief Executive Officer on September 1, 2015, will resign from such position but remain with the Company for a transition period in a non-executive capacity and will continue to serve as a member of the Board.  Mr. Hoffman, age 47, served as the President and Chief Executive Officer of Bon Ton Stores, Inc. from February 2012 until August 2014. Previously, he served as the President and Chief Executive Officer of Lord & Taylor, a division of Hudson’s Bay Trading Company, from October 2008 to January 2012.

Concurrently with his appointment, Mr. Hoffman has entered into an employment agreement (the “Agreement”) with the Company.  The Agreement provides for the following compensation for Mr. Hoffman:  (i) a base salary of $900,000; (ii) annual cash bonus opportunity at target of 100% of base salary, provided predetermined performance metrics are meet, with threshold annual bonus opportunity set at 50% of base salary and maximum annual bonus opportunity capped at 200% of base salary; (iii) initial grant of options, effective October 22, 2015, to acquire 500,000 shares of the Company’s common stock, with pro rata vesting over the first, second, third and fourth anniversary dates of such grant; and (iv) additional annual cash incentive opportunity of $500,000 for the 2016, 2017, 2018 and 2019 fiscal years based on the achievement of certain Company common stock price levels for such fiscal years.

If Mr. Hoffman’s employment is terminated by the Company without “cause” or by him for “good reason” (as such terms are defined in the Agreement), Mr. Hoffman will be eligible to receive severance benefits that include: (i) payment of an amount equal to twelve (12) months of his base salary (to be offset by compensation from any subsequent re-employment during the 12-month period); (ii) a pro-rated annual bonus for the year in which employment is terminated, to the extent earned based on audited results; (iii) all “accrued benefits” (as defined in the Agreement); (iv) payment of the employer portion of applicable COBRA premiums during the COBRA subsidy period; and (v) accelerated vesting of options from the initial option grant next scheduled to vest after the date of termination, pro-rated based on the time elapsed since the prior vesting date if the time is less than six months, and fully in the event the time elapsed was six months or more.

In addition, the Board has elected Mr. Hoffman to serve on the Board as a Class III director, effective as of October 22, 2015.  Mr. Hoffman brings to the Board over 25 years of experience in the retail industry, with strong merchandising skills, in-depth knowledge of the department store channel, and e-commerce experience.

There are no family relationships between Mr. Hoffman and any director, executive officer or nominees thereof of the Company.  There are no related party transactions between the Company and Mr. Hoffman that would require disclosure under Item 404(a) of Regulation S-K under the Securities Exchange Act of 1934, as amended.

A copy of the press release announcing Mr. Hoffman’s appointment is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

99.1	Press Release of Vince Holding Corp., dated October 22, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

VINCE HOLDING CORP.

Date: October 23, 2015	By:	/s/ David Stefko
David Stefko
Interim Chief Financial Officer and Treasurer

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

99.1	Press Release of Vince Holding Corp., dated October 22, 2015.